Exhibit 99.1
American Safety Insurance Holdings, Ltd.
Reports Third Quarter Financial Results
HAMILTON, Bermuda, November 2, 2011 — American Safety Insurance Holdings, Ltd. (NYSE:ASI) today reported net earnings of $5.8 million for the three months ended September 30, 2011, or $.54 per diluted share, as compared to $7.2 million, or $0.68 per diluted share, for the same period of 2010.
Financial highlights for the quarter included1:
•	Gross written premiums increased 1.8% to $73.2 million
•	Net earned premiums increased 10.8% to $59.0 million
•	The combined ratio was 101.3% compared to 98.3%
•	Operating cash flow was $17.2 million compared to $17.0 million
•	Book value was $31.31 per diluted share versus $29.00 at December 31, 2010
•	Annualized return on average equity (exclusive of realized and unrealized gains from investments) was 8.0%

[1]	All comparisons are with the same period last year unless stated otherwise.
Third Quarter Results
Total revenues in the quarter increased to $68.1 million from $63.3 million in 2010 due to increased earned premiums across all divisions, driven primarily by growth in newer products within the E&S division.
The combined ratio of 101.3% consists of a loss ratio of 60.8% and an expense ratio of 40.5%, compared to 59.0% and 39.3%, respectively, for the same quarter of 2010. The increase in the loss ratio was due primarily to current market conditions, but was not impacted by Hurricane Irene losses. The increase in the expense ratio was due primarily to the impact of technology investments placed in service during the quarter and lower fee income.
For the three months ended September 30, 2011, net operating earnings of $5.8 million compares to $6.7 million for the same quarter 2010. We have presented net operating earnings, which is a non-GAAP financial measure because we believe that investors’ understanding of operating performance is enhanced by this disclosure. Net operating earnings (loss) represent after tax operational results without consideration of after-tax net investment gains (losses).
Year to Date Results
Net earnings for the nine months ended September 30, 2011 were $17.8 million, or $1.65 per diluted share, compared to $19.9 million, or $1.87 per diluted share for the same period in 2010. Net earned premiums year to date increased 20.3% to $172.5 million. Pre-tax net realized gains on investments for the nine months ended September 30, 2011 were $11.3 million compared to $2.1 million during the same period in 2010.
The combined ratio was 107.7%, composed of a loss ratio of 68.4% and an expense ratio of 39.3%. The increase in the loss ratio to 68.4% from 60.0% for the 2010 period is primarily due to $10.1 million of catastrophe and weather related losses that occurred in the first six months of 2011. The expense ratio was 39.3% for the nine months ended September 30, 2011 compared to 39.8% in the same period in 2010.

Invested assets increased 8% to $881.1 million at September 30, 2011 from $818.5 million at December 31, 2010. The pre-tax book yield realized during the nine months on the investment portfolio was 3.7% compared to 4.1% for the same period in 2010.
Book value at September 30, 2011 increased to $31.31 per diluted share compared to $29.00 at December 31, 2010. Since December 31, 2010, the Company has repurchased 132,661 shares at an average price of $18.87 per share. There are 211,639 shares remaining under the current repurchase authorization.
Commenting on the results, Stephen R. Crim, President and Chief Executive Officer said, “We produced solid operating results in the third quarter with minimal impact from weather related events. We also achieved modest growth in gross written premiums resulting from our product diversification strategy. Overall, I am pleased with our 2011 results, with book value per diluted share increasing by 8% year to date in the face of a competitive insurance market and difficult economy.”
Conference Call
A conference call to discuss third quarter 2011 results is scheduled for Thursday, November 3, 2011 at 9:00 a.m. (Eastern Daylight Time), which will be broadcast through Vcall’s Investor Calendar at www.investorcalendar.com, or the Company’s website at www.amsafety.com. If you are unable to participate at this time, a replay will be available for 30 days, beginning approximately two hours after the call. A transcript of the call will be available on the Company’s website beginning several days after the call.
This report contains forward-looking statements. The forward-looking statements reflect the Company’s current views with respect to future events and financial performance, including catastrophe and other losses. Forward-looking statements involve risks and uncertainties which may cause actual results to differ materially, including developments in loss trends and adequacy and changes in loss reserves and actuarial assumptions.
About Us:
For 25 years, American Safety Insurance Holdings, Ltd. (NYSE:ASI), a Bermuda holding company, has offered innovative solutions outside the U.S. in the reinsurance and alternative risk markets through its subsidiaries, American Safety Reinsurance, Ltd. and American Safety Assurance, Ltd., and in the U.S. for specialty risks and alternative risk markets through its program administrator, American Safety Insurance Services, Inc., and insurance company subsidiaries and affiliates, American Safety Casualty Insurance Company, American Safety Indemnity Company, American Safety Risk Retention Group, Inc. and American Safety Assurance (Vermont), Inc.. As a group, ASI’s insurance subsidiaries and affiliates are rated “A” (Excellent) IX by A.M. Best. For additional information, please visit www.asih.bm.

Contacts:
American Safety Insurance Holdings, Ltd.	American Safety Administrative Services, Inc.
Investor Relations	Media Relations
Stephen R. Crim	Patrick Driscoll, CPA, CPCU
scrim@amsafety.bm	patrick.driscoll@amsafety.com
(441) 296-8560	(770) 916-1908

American Safety Insurance Holdings, Ltd. and Subsidiaries
Financial and Operating Highlights
(Unaudited) (in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
INCOME STATEMENT DATA:
Revenues:
Direct earned premiums	$62,498	$55,941	$180,955	$172,659
Assumed earned premiums	12,287	10,861	37,422	29,151
Ceded earned premiums	(15,793)	(13,582)	(45,866)	(58,382)

Net earned premiums	58,992	53,220	172,511	143,428

Net investment income	8,196	8,265	23,682	24,099
Net realized gains	10	560	11,311	2,080
Fee income	843	1,474	2,494	3,722
Other income	12	(260)	35	(230)

Total revenues	68,053	63,259	210,033	173,099

Expenses:
Losses and loss adjustment expenses	35,867	31,378	117,997	86,030
Acquisition expenses	13,800	12,393	39,008	31,218
Other underwriting expenses	10,941	9,996	31,309	29,672
Interest expense	375	586	1,116	2,030
Corporate and other expenses	173	965	1,811	2,431

Total expenses	61,156	55,318	191,241	151,381

Earnings before income taxes	6,897	7,941	18,792	21,718
Income tax expense	1,169	635	588	1,486

Net earnings	5,728	7,306	18,204	20,232
Less: Net earnings attributable to the non-controlling interest	(69)	104	454	360

Net earnings attributable to ASIH, Ltd.	$5,797	$7,202	$17,750	$19,872

Net earnings per share:
Basic	$0.56	$0.70	$1.70	$1.93

Diluted	$0.54	$0.68	$1.65	$1.87

Weighted average number of shares outstanding:
Basic	10,377,890	10,271,184	10,416,979	10,282,976

Diluted	10,701,959	10,612,281	10,751,312	10,615,548

Loss ratio	60.8%	59.0%	68.4%	60.0%
Expense ratio	40.5%	39.3%	39.3%	39.8%

Combined ratio	101.3%	98.3%	107.7%	99.8%

Net operating earnings:
Net earnings attributable to ASIH, Ltd.	$5,797	$7,202	$17,750	$19,872
Less: Realized investment gains, net of taxes	(7)	487	11,199	1,660

Net operating earnings	$5,804	$6,715	$6,551	$18,212

	At
	9/30/2011	12/31/2010
	(unaudited)
BALANCE SHEET DATA:
Total investments	$881,088	$818,450
Total assets	1,277,399	1,221,253
Unpaid losses and loss adjustment expenses	666,392	649,641
Total liabilities	937,450	902,719
Total shareholders’ equity	339,949	318,534

Book value per share-diluted	$31.31	$29.00

American Safety Insurance Holdings, Ltd. and Subsidiaries
Segment Data
(Unaudited) (Dollars in thousands)

	Three Months Ended September 30, 2011
	Insurance			Other
	E&S	ART	Reinsurance	Run-off	Total
Gross written premiums	$39,782	$18,952	$14,512	$—	$73,246
Net written premiums	31,621	14,040	14,559	—	60,220
Net earned premiums	30,752	15,552	12,688	—	58,992
Fee & other income	(8)	806	—	57	855

Losses & loss adjustment expenses	19,019	8,466	8,382	—	35,867
Acquisition & other underwriting expenses	13,326	6,610	4,517	288	24,741

Underwriting profit (loss)	(1,601)	1,282	(211)	(231)	(761)

Net investment income	5,280	1,186	1,593	137	8,196

Pre-tax operating income (loss)	3,679	2,468	1,382	(94)	7,435

Net realized gains					10
Interest and corporate expenses					548

Earnings before income taxes					6,897
Income tax expense					1,169

Net earnings					$5,728
Less: Net earnings attributable to the non-controlling interest					(69)

Net earnings attributable to ASIH, Ltd.					$5,797

Loss ratio	61.8%	54.4%	66.1%	NM	60.8%
Expense ratio	43.4%	37.3%	35.6%	NM	40.5%

Combined ratio	105.2%	91.8%	101.6%	NM	101.3%

	Three Months Ended September 30, 2010
	Insurance			Other
	E&S	ART	Reinsurance	Run-off	Total
Gross written premiums	$34,121	$24,847	$12,971	$(6)	$71,933
Net written premiums	27,423	17,063	12,258	(6)	56,738
Net earned premiums	26,347	15,114	11,765	(6)	53,220
Fee & other income	43	1,150	57	(36)	1,214

Losses & loss adjustment expenses	15,094	8,033	8,258	(7)	31,378
Acquisition & other underwriting expenses	12,414	6,345	3,326	304	22,389

Underwriting profit (loss)	(1,118)	1,886	239	(340)	667

Net investment income	5,286	1,366	1,486	127	8,265

Pre-tax operating income (loss)	4,168	3,252	1,725	(213)	8,932

Net realized gains					560
Interest and corporate expenses					1,551

Earnings before income taxes					7,941
Income tax expense					635

Net earnings					$7,306
Less: Net earnings attributable to the non-controlling interest					104

Net earnings attributable to ASIH, Ltd.					$7,202

Loss ratio	57.3%	53.1%	70.2%	NM	59.0%
Expense ratio	46.1%	34.4%	27.8%	NM	39.3%

Combined ratio	103.4%	87.5%	98.0%	NM	98.3%

American Safety Insurance Holdings, Ltd. and Subsidiaries
Segment Data
(Unaudited) (Dollars in thousands)

	Nine Months Ended September 30, 2011
	Insurance			Other
	E&S	ART	Reinsurance	Run-off	Total
Gross written premiums	$119,706	$64,753	$46,012	$(1)	$230,470
Net written premiums	95,636	46,086	44,925	(1)	186,646
Net earned premiums	87,831	45,523	39,158	(1)	172,511
Fee & other income	(8)	2,436	—	101	2,529

Losses & loss adjustment expenses	54,657	30,310	33,030	—	117,997
Acquisition & other underwriting expenses	39,652	19,071	11,726	(132)	70,317

Underwriting profit (loss)	(6,486)	(1,422)	(5,598)	232	(13,274)

Net investment income	15,176	3,538	4,528	440	23,682

Pre-tax operating income (loss)	8,690	2,116	(1,070)	672	10,408

Net realized gains					11,311
Interest and corporate expenses					2,927

Earnings before income taxes					18,792
Income tax expense					588

Net earnings					$18,204
Less: Net earnings attributable to the non-controlling interest					454

Net earnings attributable to ASIH, Ltd.					$17,750

Loss ratio	62.2%	66.6%	84.4%	NM	68.4%
Expense ratio	45.2%	36.5%	29.9%	NM	39.3%

Combined ratio	107.4%	103.1%	114.3%	NM	107.7%

	Nine Months Ended September 30, 2010
	Insurance			Other
	E&S	ART	Reinsurance	Run-off	Total
Gross written premiums	$100,227	$66,966	$36,641	$(6)	$203,828
Net written premiums	81,251	48,501	33,539	(6)	163,285
Net earned premiums	72,741	39,178	31,515	(6)	143,428
Fee & other income	392	2,854	228	18	3,492

Losses & loss adjustment expenses	41,977	22,927	21,132	(6)	86,030
Acquisition & other underwriting expenses	35,842	14,769	9,297	982	60,890

Underwriting profit (loss)	(4,686)	4,336	1,314	(964)	—

Net investment income	16,120	3,634	3,753	592	24,099

Pre-tax operating income (loss)	11,434	7,970	5,067	(372)	24,099

Net realized gains					2,080
Interest and corporate expenses					4,461

Earnings before income taxes					21,718
Income tax expense					1,486

Net earnings					$20,232
Less: Net earnings attributable to the non-controlling interest					360

Net earnings attributable to ASIH, Ltd.					$19,872

Loss ratio	57.7%	58.5%	67.1%	NM	60.0%
Expense ratio	48.4%	30.4%	28.8%	NM	39.8%

Combined ratio	106.1%	88.9%	95.8%	NM	99.8%